UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2020

 U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11151	76-0364866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 West Sam Houston Parkway South, Suite 300, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 297-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	USPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
◻

Item  1.01     Entry into a Material Definitive Agreement.
Employment Agreement of Eric Williams

On December 3, 2020, U.S. Physical Therapy, Inc. (the “Company”) entered into an Employment Agreement with Eric Williams to serve as the Company’s Co-Chief Operating Officer commencing on July 1, 2021, in connection with the previously announced August 31, 2021 retirement by Glenn McDowell, currently one of the Company’s Co-Chief Operating Officers.  Mr. Williams will be entitled to receive an annual base salary of $450,000 and additional bonuses based on achievement of certain goals and objectives in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Board”).  Mr. Williams’ salary is subject to increase at the discretion of the Board. In connection with the execution of the Employment Agreement and upon commencement of employment with the Company, Mr. Williams also shall receive an initial grant of shares of the Company’s common stock having a market value on the date of the grant of approximately $500,000, and vesting in equal quarterly installments over a four year period.

Mr. Williams also is entitled to certain severance and other financial benefits in the event of the termination of his employment under certain circumstances, as well as being entitled to certain change in control benefits. For the specific terms and conditions regarding these benefits, reference is made to the Employment Agreement which is filed with this Current Report on Form 8-K as Exhibit 10-1.

The foregoing descriptions of the Employment Agreement are qualified in their entirety by reference to the full text of the Employment Agreement which is filed with this Current Report on Form 8-K as Exhibit 10-1.

Retirement of Glenn McDowell

The Company reported on Form 8-K on October 30, 2020 that Glenn McDowell, its Chief Operating Officer - West, will retire on August 31, 2021. He turns 64 in February. Mr. McDowell has served the Company for more than 17 years having joined U.S. Physical Therapy in 2003.
Item 1.02 Termination of a Material Definitive Agreement.

As described below under Item 5.02, the employment agreement of Glenn McDowell with the Company dated as of May 21, 2019, as amended, will be terminated as of August 31, 2021 in connection his retirement as Chief Operating Officer – West of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 30, 2020, the Company announced that Glenn McDowell, Chief Operating Officer - West of the Company, will retire from his positions as Chief Operating Officer - West effective as of August 31, 2021.  The Company also announced that Eric Williams will succeed Mr. McDowell as one of the Company’s two Co-Chief Operating Officers.   Mr. McDowell’s employment agreement with the Company dated as of May 21, 2019, as amended, will terminate effective as of August 31, 2021.

Eric Williams, age 55, has served since August 2018 as President and Chief Operating Officer for Omni Ophthalmic Management Consultants (OOMC), a ophthalmology management services organization.  From 2010 until 2018, Mr. Williams served in the roles of Chief Operating Officer and then Chief Executive Officer of Drayer Physical Therapy Institute, LLC, an outpatient physical therapy provider with a network of over 150 clinics in 14 states. Prior to his role at Drayer, Mr. Williams served as Executive Vice President and Chief Operating officer at Care One, a provider of nursing home and long term care services.  From 2007 through 2009, Mr. Williams served as Executive Vice President of Operations for Physiotherapy Associates, Inc., a national outpatient physical therapy provider, and from 2003 through 2007 served as Chief Operating Officer of Benchmark Medical, Inc., also a national provider of outpatient physical therapy services which merged with Physiotherapy in 2007.  Prior to that time, Mr. Williams held senior management positions at HealthSouth, at the time the largest national provider of outpatient physical therapy services in the United States.  Mr. Williams graduated from Michigan State University with a bachelor of arts degree in Materials and Logistics Management from the Eli Broad school of business.

The descriptions of the Employment Agreement with Mr. Williams are incorporated by reference into this Item 5.02.

Exhibits Description of Exhibits

10.1+*	Employment Agreement by and between the Company and Eric Williams entered into on December 3, 2020 and commencing as of July 1, 2021.

* Filed herewith.

+ Management contract or compensatory plan or arrangement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PHYSICAL THERAPY, INC.

Dated: December 7, 2020	By:	/s/ CAREY HENDRICKSON
Carey Hendrickson
Chief Financial Officer
(duly authorized officer and principal financial and accounting officer)